Exhibit 10.2 to 8-K

dated June 22, 2007

CONSULTING AND RESTRICTIVE COVENANTS AGREEMENT

THIS CONSULTING AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made and entered into this 22nd day of June, 2007 by and among Seacoast Banking Corporation of Florida (the “Company”), Seacoast National Bank (the “Bank”) and A. Douglas Gilbert (“Gilbert”), to be effective as of January 1, 2009, or such earlier date as may be agreed upon by Mr. Gilbert and the  Company (the “Effective Date”).

BACKGROUND

Mr. Gilbert currently serves as President and Chief Operating and Credit Officer of the Company, pursuant to an Executive Employment Agreement, dated as of March 22, 1991, between the Company and Mr. Gilbert (the “Employment Agreement”).  In addition, the Company and Mr. Gilbert have entered into a Change of Control Employment Agreement, dated as of December 24, 2003 (the “Change of Control Agreement”), pursuant to which Mr. Gilbert shall have certain rights with respect to his employment following a Change of Control, as defined therein. Effective as of January 31, 2009, or such earlier date of retirement approved by the Company (the “Retirement Date”), Mr. Gilbert will resign from his positions as an officer and employee of the Bank and the Company and will thereafter provide consulting services to the Company upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Employment Agreement, Change in Control Agreement and Resignations.  Mr. Gilbert will tender his resignation as an employee and officer of the Bank and the Company, effective as of his Retirement Date.  Until such Retirement Date, Mr. Gilbert’s employment will be subject to the terms and conditions of the Employment Agreement and, if applicable, the Change of Control Agreement.  In the event that Mr. Gilbert’s employment is terminated prior to the Effective Date for any reason, other than such earlier retirement approved by the Company, this Agreement shall expire and shall have no force or effect.

As provided further in this Agreement, Mr. Gilbert will provide consulting services to the Company after the Effective Date.  Mr. Gilbert and the Company acknowledge that his termination of employment on the Effective Date shall not be deemed a termination subject to Sections 4(d), (e), (f), or (g) of the Employment Agreement or pursuant to the Change of Control Agreement.  Upon and following the Effective Date, Mr. Gilbert shall not be entitled to severance or any other post-termination benefits or payments under the Change of Control Agreement or the Employment Agreement.

2.

Consulting Period.  Unless terminated sooner pursuant to Section 5 below, the term of this Agreement shall be for the five-year period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.

3.

Consulting Services; Board Service.

(a)

Consulting Services.  Consultant’s services shall include, but not necessarily be limited to, maintenance of key customer relationships, support of new business development for and on behalf of the Company, the Bank and the Company's other subsidiaries, support of key officer development, continued oversight and management transition of the Seacoast Marine Lending Division of the Bank and such other matters as the Chief Executive Officer of the Company or the Bank or the President and Chief Operating Officer of the Bank, respectively, may request.  During the Consulting Period, Mr. Gilbert shall devote such time and attention to his duties hereunder as is reasonably required to provide consulting services satisfactory to the Company pursuant to this Agreement; provided, however, that Mr. Gilbert will devote no less than 40 hours per month to his duties hereunder.  Notwithstanding the foregoing, the times during which, and the locations at which, Mr. Gilbert shall perform his services hereunder shall be subject to the mutual agreement of Mr. Gilbert and the Company.

(b)

Service as a Director.  During the Consulting Period, Mr. Gilbert agrees to serve as a member of the Board of Directors (the “Board”) of the Company.

4.

Compensation for Consulting Services.  As compensation for the consulting services to be provided by Mr. Gilbert hereunder, the Company shall pay and provide the following compensation:

(a)

Consulting Fee.  During the Consulting Period, the Company will pay to Mr. Gilbert a consulting fee in an amount equal to $25,000 per month (the “Consulting Fee”).  The Consulting Fee shall be paid in monthly installments.  At Mr. Gilbert's option and upon notice to the Company prior to the Effective Date, Mr. Gilbert may delay any payments hereunder by 6 months.

(b)

Board Service Fees.  As a member of the Board, Mr. Gilbert will receive compensation payable pursuant to the Company’s normal policy for non-employee directors, as changed by the Board from time to time.

(c)

Welfare Benefits. The Company shall purchase for Mr. Gilbert and his spouse a health benefit plan for the Consulting Period.  In addition, the Company shall purchase for Mr. Gilbert a term life insurance policy, with a value equal to one times the amount of the annual Consulting Fee, for the Consulting Period.  Such policy shall expire upon termination of the Consulting Period, or, if earlier, termination of Mr. Gilbert’s consulting services as provided in Section 5 herein.

(d)

Fringe Benefits.  During the Consulting Period, the Company shall provide Mr. Gilbert with the same fringe benefits to which executive officers of the Company and the Bank receive, to the extent legally permissible, in accordance with the plans, practices, programs and policies of the Company, including, but not limited to, reimbursement for expenses, including dues, for clubs of which Mr. Gilbert is a member, and continued use of a Company car.  During the Consulting Period, Mr. Gilbert will be entitled to office, furnishings and equipment of similar type and quality made available to him immediately prior to the Effective Date, and Mr. Gilbert shall be entitled to secretarial and other assistance reasonably necessary for the performance of his duties and responsibilities, as determined by the Company.

(e)

Expenses.  The Company shall reimburse Mr. Gilbert for all reasonable expenses incurred by him in connection with the performance of his duties hereunder, provided that Mr. Gilbert shall furnish the Company with a reasonable accounting for his expenses and hours spent.  The reasonableness of such expenses shall be subject to the determination by the Company, in a manner consistent with the Company’s normal expense reimbursement policies.

(f)

Equity Awards.  Any equity awards granted to Mr. Gilbert prior to the Effective Date shall become immediately exercisable on the Effective Date and shall thereafter lapse in accordance with the other provisions of the applicable plan and award agreement.

5.

Termination of Consulting Services.

(a)

Death or Disability.  Mr. Gilbert’s service as a consultant shall terminate automatically upon his death or disability during the Consulting Period.

(b)

Termination by the Company.  The Company may terminate Mr. Gilbert’s status as a consultant, with or without cause, at any time prior to a “Change of Control” (as defined in the Change of Control Agreement) or definitive negotiations regarding a Change of Control, or an unsolicited tender offer that, if reasonably likely to be completed, would result in a Change in Control.

(c)

Termination by Mr. Gilbert.  Mr. Gilbert may terminate his status as a consultant at any time, for any reason or no reason.

(d)

Notice of Termination.  Any termination by the Company or by Mr. Gilbert shall be communicated by notice of termination to the other party hereto given in accordance with Section 10(f) of this Agreement.

(e)

Date of Termination.  “Date of Termination” means (i) if Mr. Gilbert’s status as a consultant is terminated other than by reason of his death or disability, the date of receipt of the notice of termination, or any later date specified therein, or (ii) if Mr. Gilbert’s status as a consultant is terminated by reason of death, the Date of Termination will be the date of death.

6.

Obligations of the Company upon Termination.  Upon termination of the Consulting Period for any reason, including termination by expiration of the Consulting Period, early termination by either party, or termination by reason of Mr. Gilbert’s death or disability, then, in consideration of his services prior to the Date of Termination and his compliance with the Restrictive Covenants set forth in Section 8 of this Agreement, the Company shall, to the extent not theretofore paid, pay to Mr. Gilbert or his estate in a lump sum in cash within 30 days after the Date of Termination the Consulting Fee earned through the Date of Termination and any expenses accrued and reimbursable hereunder through the Date of Termination.

7.

Independent Contractor.  This Agreement calls for the performance of services by Mr. Gilbert as an independent contractor, and Mr. Gilbert will not be and will not be considered an employee of the Company for any purpose during the Consulting Period.  Accordingly, it is understood and agreed that during the Consulting Period Mr. Gilbert (a) has no authority to act for, or bind the Company by contract or otherwise; (b) is not eligible to participate in any employment benefit plan or program available to employees of the Company; (c) will be treated as an independent contractor for purposes of the Federal Insurance Contributions Act, federal income tax withholding, the Employee Retirement Income Security Act, state unemployment or disability insurance laws, or other similar laws; (d) shall work with, and take general direction from, the Chief Executive Officer of the Company; and (e) will perform the services required under and pursuant to this Agreement in good faith and with a view toward maintaining and enhancing the customer and community relationship, reputation, and goodwill of the Company, the Bank and their subsidiaries.

8.

Restrictions on Mr. Gilbert’s Conduct.

(a)

General.  Mr. Gilbert acknowledges that his rights, the payments for services hereunder, and benefits under this Agreement are contingent upon his compliance with the provisions of this Section 8.  Mr. Gilbert recognizes and agrees that the Company will suffer irreparable harm in the event that Mr. Gilbert violates any of the Restrictive Covenants (as defined below).  Mr. Gilbert and the Company understand and agree that the purpose of the provisions of this Section 8 is to protect the Company's, the Bank's and their subsidiaries' legitimate business interests, as more fully described below, and is not intended to impair or infringe upon Mr. Gilbert’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Mr. Gilbert and the Company acknowledge and agree that the Restrictive Covenants are not made in connection with Mr. Gilbert’s former services for the Company, but rather are intended to protect the Company’s interests.  Mr. Gilbert hereby acknowledges that the restrictions set forth in this Section 8 are reasonable and that they do not, and will not, unduly impair his ability to earn a living.  Therefore, in consideration of (i) Mr. Gilbert’s rights and benefits under this Agreement; (ii) in consideration of the monetary compensation provided in Section 4; and (iii) in consideration of receiving access to the Confidential Information and Trade Secrets (as defined below), and, subject to the limitations of reasonableness imposed by law, Mr. Gilbert shall be subject to the restrictions set forth in this Section 8.

(b)

Definitions.  The following capitalized terms used in this Section 8 shall have the meanings assigned to them below:

“Competitive Position” means any position with a Competitor as a Principal or Representative in which Mr. Gilbert will use or is likely to use any Confidential Information or Trade Secrets, or in which Mr. Gilbert has duties for, provides services to, or otherwise assists such Competitor where such duties, services or assistance involve Competitive Services.

“Competitive Services” means any activities engaged in by the Company as of the Effective Date that relate directly to soliciting customers or engaging in business development activities in the business of banking, fiduciary services, securities and insurance brokerage, investment management or services, making or administering loans or making credit decisions, or deposit taking.

“Competitor” means any Person engaged, wholly or in material part, in Competitive Services.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; credit policies and practices; customer names, data and information; current and anticipated customers; targeted potential customers; business acquisition plans; new personnel acquisition plans; and pricing information.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right, privilege or obligation of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Person” means any individual or any corporation, partnership, joint venture, trust, limited liability company, association or other entity or enterprise, including governmental agencies and authorities.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or to whom the Company has submitted a written proposal to sell its products or services during the Consulting Period or during the twelve (12) months prior to the Effective Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time during the Consulting Period or within six (6) months prior to the Effective Date.

“Restricted Period” means the Consulting Period plus twenty-four (24) months after the termination of the Consulting Period; provided, however that such period shall be extended by any length of time during which Executive is in breach of the Restricted Covenants.

“Restricted Territory” means the counties in the State of Florida and elsewhere where the Company, the Bank or their subsidiaries have offices at the Termination Date and, with respect to the Bank's Seacoast Marine Lending Division, the markets served by such Division, at the Termination Date.

“Restrictive Covenants” means the restrictive covenants contained in Section 8(d) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes any item of confidential information that constitutes a “trade secret(s)” under the common law or federal law or the laws of the State of Florida.

(c)

Protectable Employer Interests.  Mr. Gilbert and the Company acknowledge and agree as follows: (i) that Mr. Gilbert’s services on behalf of the Company have required and will continue to require special expertise and talent in the provision of Competitive Services; (ii) that Mr. Gilbert has been and will continue to be in a position of trust and responsibility and have access to a substantial amount of Confidential Information and Trade Secrets belonging to the Company; (iii) that, during his employment with the Company and the Consulting Period, Mr. Gilbert has developed and will continue to develop substantial relationships with prospective and existing customers of the Company; and (iv) that as a former officer and consultant to the Company, Mr. Gilbert has been and will be the repository of a substantial portion of the customer goodwill of the Company.

(d)

Restrictive Covenants.

(i)

Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Mr. Gilbert understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Mr. Gilbert’s own use or for or on behalf of any other Person.  Accordingly, Mr. Gilbert hereby agrees that he shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and he shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than business of the Company.  During the Restricted Period, Mr. Gilbert shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company.  Mr. Gilbert and the Company acknowledge and agree that this Section 8 is not intended to, and does not, alter either the Company’s rights or Mr. Gilbert’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(ii)

Nonsolicitation of Protected Employees.  Mr. Gilbert understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted through Mr. Gilbert‘s solicitation to Mr. Gilbert’s own use.  Accordingly, Mr. Gilbert hereby agrees that during the Restricted Period, Mr. Gilbert will not, directly or indirectly, on his own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into any relationship of employment, agency or independent contractorship with any other Person.

(iii)

Restriction on Relationships with Protected Customers.  Mr. Gilbert understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted through Mr. Gilbert’s solicitation to Mr. Gilbert’s own use.  Accordingly, Mr. Gilbert hereby agrees that, during the Restricted Period, Mr. Gilbert will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, or attempt to solicit or divert a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Mr. Gilbert had Material Contact on the Company’s behalf during the Consulting Period or during the twelve (12) months immediately preceding the Effective Date.  For purposes of this Agreement, Mr. Gilbert had “Material Contact” with a Protected Customer if (a) Mr. Gilbert had business dealings with the Protected Customer on the Company’s behalf; (b) Mr. Gilbert was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) Mr. Gilbert obtained Trade Secrets or Confidential Information about the customer as a result of Mr. Gilbert’s association with the Company.

(iv)

Noncompetition with the Company.  Mr. Gilbert understands and agrees that he is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.  Mr. Gilbert hereby agrees that, during the Restricted Period, Mr. Gilbert will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Mr. Gilbert of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(e)

Exceptions from Disclosure Restrictions.  Anything herein to the contrary notwithstanding, Mr. Gilbert will not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Mr. Gilbert or his agent; (b) becomes available to Mr. Gilbert in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to Mr. Gilbert on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Mr. Gilbert by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Mr. Gilbert will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Mr. Gilbert.

(f)

Reasonableness.  The covenants contained in this Section 8 are considered by the parties hereto to be fair, reasonable and necessary for the protection of the legitimate business interests of the Company.

(g)

Rights and Remedies Upon Breach.  In the event Mr. Gilbert breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(i)

the right and remedy to enjoin or restrain, preliminarily and permanently, Mr. Gilbert from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction without the need for posting a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(ii)

the right and remedy to require Mr. Gilbert to account for and pay over to the Company all compensation paid to him pursuant to Section 4 of this Agreement as special consideration for the Restrictive Covenants; and

(iii)

the right and remedy to require Mr. Gilbert to account for and pay over to the Company and the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Mr. Gilbert as the result of any transactions constituting a breach of the Restrictive Covenants; and

(iv)

the right and remedy to recover reasonable attorneys' fees incurred by the Company and/or the Bank to enforce this Agreement and any other damages permitted by law.

(h)

Severability of Covenants.  Mr. Gilbert acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect, without regard to the invalid portions.

(i)

Reformation.  Mr. Gilbert and the Company agree that it is their mutual intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  Mr. Gilbert and the Company further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they will be enforceable to the maximum extent permissible at law.

9.

Representations and Warranties.  Mr. Gilbert hereby represents and warrants to the Company that (a) he is not a party to, or otherwise subject to, any covenant not to compete with any person or entity which would interfere with his consulting duties hereunder, (b) his performance of all the terms of this Agreement and as a consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Mr. Gilbert in confidence or in trust prior to his relationship with the Company, and (c) his execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Mr. Gilbert and any other person or entity.

10.

Miscellaneous.

(a)

Assignment and Successors.  This Agreement is personal to Mr. Gilbert and without the prior written consent of the Company shall not be assignable by Mr. Gilbert otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Mr. Gilbert’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)

Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c)

Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d)

Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement and understanding among the Company and Mr. Gilbert with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Employment Agreement and the Change in Control Agreement.

(e)

Choice of Law; Forum Selection.  The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, excluding said State’s choice of law rules.  The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in the State of Florida, which shall have exclusive jurisdiction over any case or controversy arising under or in connection with or to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(f)

Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three days after mailing if mailed, first class, certified mail (return receipt requested), postage prepaid:

To the Company or the Bank:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, FL 34995

Attention: Chief Executive Officer

To Mr. Gilbert:

A. Douglas Gilbert

7379 Reserve Creek Drive

Port St. Lucie, Florida 34986

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)

Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)

Construction.  Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i)

Other.  As used herein, the singular shall include the plural and vice versa, and any reference to any gender shall include all other genders, as applicable.  The terms "include", "including" and "included" and derivations thereof shall be deemed to be without limitation, whether by enumeration or otherwise.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Consulting Agreement as of the date first above written.

/s/ Sharon Mehl Witness	SEACOAST NATIONAL BANK By: /s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

/s/ Sharon Mehl Witness	SEACOAST BANKING CORPORATION OF FLORIDA By: /s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

/s/ Debra Policino Witness	/s/ A. Douglas Gilbert A. Douglas Gilbert

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